Exhibit 10.1

Annual Retainer for Directors

Non-employee directors receive a $75,000 annual retainer for their board service. The Audit Committee chair receives a $15,000 annual retainer and other members of the Audit Committee receive a $5,000 annual retainer. Chairs of the Compensation Committee, Corporate Governance Committee, Finance Committee and Public Responsibility Committee each receive a $10,000 annual retainer. The retainers can be paid quarterly in cash, paid quarterly in General Mills stock, or deferred quarterly into a variety of book-entry investment funds, including a General Mills stock fund.